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                                                                     EXHIBIT l.2


                                 June 21, 1999



Morgan, Lewis & Bockius LLP
1800 M Street, N.W.
Washington, DC 20036

     RE:  Nuveen Pennsylvania Investment Quality Municipal Fund
          -----------------------------------------------------

Ladies and Gentlemen:

     We have acted as special Massachusetts counsel to Nuveen Pennsylvania Investment Quality Municipal Fund, a Massachusetts business trust (the "Fund"), in connection with the Fund's Registration Statement on Form N-2 (Registration Nos. 333-80871 and 811-06265) as filed with the Securities and Exchange Commission on June 17, 1999 (the "Initial Filing") as proposed to be amended by Pre-Effective Amendment No. 1 to be filed with the Securities and Exchange Commission on or about June 21, 1999 (as proposed to be amended, the "Registration Statement"), with respect to certain of its Preferred Shares of Beneficial Interest, par value of $.01 per share, designated "Municipal Auction Rate Cumulative Preferred Shares, Series T" (the "Shares"). You have requested that we deliver this opinion to you, as special counsel to the Fund, for use by you in connection with your opinion to the Fund with respect to the Shares.

     In connection with the furnishing of this opinion, we have examined the following documents;

     (a) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Fund;

     (b) copies, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Fund's Declaration of the Trust and of all amendments thereto (the "Declaration") on file in the office of the Secretary of State;

     (c) copies certified by the Secretary of State of the Commonwealth of Massachusetts, of the Fund's Statement Establishing and Fixing the Rights and Preferences of Municipal Auction Rate Cumulative Preferred Shares and all amendments thereto on file in the Office of the Secretary of State (the "Statement");
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June 21, 1999
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     (d)  a draft of the Certificate of Amendment to the Statement to be dated
June 22, 1999 establishing Series T Municipal Auction Rate Cumulative Preferred Shares (the "Certificate of Amendment");

     (e) a certificate of the Assistant Secretary of the Fund, certifying as to, and attaching copies of, the Fund's Declaration, Statement, Certificate of Amendment and By-Laws, and certain resolutions adopted by the Trustees of the Fund;

     (f)  a conformed copy of the Initial Filing;

     (g) a printer's proof, which we received from the printer on June 21, 1999, of Pre-Effective Amendment No. 1 to the Initial Filing to be filed with the Securities and Exchange Commission (the "Amendment"); and

     (h) a draft of the Underwriting Agreement attached as Exhibit 99.h to the Initial Filing referred to in paragraph f above to be entered into by the Fund, Salomon Smith Barney Inc., A.G. Edwards & Sons, Inc., BT Alex. Brown, Goldman Sachs & Co., John Nuveen & Co. Incorporated, PaineWebber Incorporated and Prudential Securities, providing for the purchase and sale of the Shares (the "Underwriting Agreement").

     In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

     We have assumed that the Amendment, the Underwriting Agreement and the Certificate of Amendment will be duly completed, executed and delivered in substantially the forms of the printer's proof and drafts referred to above and in accordance with the resolutions of the Trustees attached to the certificate referred to in (d) above, and that the Certificate of Amendment will be duly filed with the Office of the Secretary of State of Massachusetts. We have also assumed that either Moody's Investors Service, Inc. ("Moody's") or Standard and Poor's Corporation ("S&P") or both are currently rating the Fund's outstanding Preferred Shares of Beneficial Interest, par value of $.01 per share (the "Outstanding Preferred"), and that the Fund has received a written confirmation from Moody's or S&P, or both, as appropriate, that the issuance of the Shares will not impair the rating then assigned by such rating agency to such Outstanding Preferred.

     This opinion is based entirely on our review of the documents listed above
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June 21, 1999
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and such investigation of law as we have deemed necessary or appropriate.  We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

     This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law.

     We understand that all of the foregoing assumptions and limitations are acceptable to you.

     Based upon and subject to the foregoing, please be advised that it is our opinion that:

     1. The Fund is duly organized and existing under the Fund's Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

     2. The Shares, when issued and sold in accordance with the Fund's Declaration, Statement and By-Laws and for the consideration described in the Underwriting Agreement, will be legally issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

     We hereby consent to your reliance on this opinion with your opinion to the Fund with respect to the Shares, to the reliance by the Fund on this opinion, to the reference to our name in the Registration Statement and in the prospectus forming a part thereof under the heading "Legal Opinions" and to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,


                                            Bingham Dana LLP